SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 23, 2005

(Date of earliest event reported)

WASHINGTON GROUP INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12054	33-0565601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 PARK BOULEVARD, BOISE, IDAHO 83712
(Address of principal executive offices, including zip code)

208 / 386-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On May 20, 2005, the Board of Directors of Washington Group International, Inc. (the “Company”) authorized the Company to amend existing option rights agreements with Company executives, including the five executive officers named in the 2005 proxy statement, to eliminate a requirement that Company stock acquired upon the exercise of options be held for a minimum of one year from the date of exercise before being sold.  In lieu of the one-year holding period requirement, the Board modified the Company’s stock trading policy to require that all directors and officers of the Company who are required to report their trades to the Securities and Exchange Commission notify the Company’s chief executive officer and Board in advance of any proposed sale of the Company’s securities.

The Board also approved amendments to the Company’s Equity and Performance Incentive Plan and the 2004 Equity Incentive Plan to allow for prorated vesting of restricted stock to employees who terminate employment on account of death, disability or retirement less than three years, but at least six months, after the date of grant of the restricted stock.  The amendments are attached as Exhibits 10.1 and 10.2.  The Compensation Committee of the Board authorized the Company to amend existing restricted stock agreements to reflect these prorated vesting provisions.

The Board also modified the Company’s non-employee director compensation policy by increasing the annual grant of deferred stock to such directors (other than Dennis R. Washington, Chairman of the Board) to an amount of stock valued at $75,000 on the date of grant, deliverable upon termination or retirement from Board service.  Previously, non-employee directors (other than Dennis R. Washington) received an annual grant of deferred stock valued at $60,000 on the date of grant.  Under the modified non-employee director compensation policy, the Board approved a grant of 1,594 shares of deferred stock to each non-employee director (other than Dennis R. Washington).

Item 9.01                                             Financial Statements and Exhibits

Exhibit
Number	Exhibit Description

10.1	Amendment No. 2 to Equity and Performance Incentive Plan

10.2	Amendment No. 1 to 2004 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASHINGTON GROUP INTERNATIONAL, INC.

	By:	/s/ Craig G. Taylor
	Name:	Craig G. Taylor
	Title:	Corporate Secretary

Dated: May 24, 2005